EXHIBIT 10.12

VIRGINIA FINANCIAL GROUP, INC.

SCHEDULE OF NON-EMPLOYEE DIRECTORS’ ANNUAL COMPENSATION

Effective January 1, 2005

Amount
Retainer Fees
Service as a Director	$—
Service as a Committee Chair	$—

Meeting Fees (1)
Base per month board meeting	$1,000
Attendance at monthly board meeting	$500
Base per committee meeting	$200
Attendance at committee meeting	$400
Attendance at committee meeting (day of board meeting)	$300

(1)	All non-employee directors receive a base meeting fee of $1,000 per day for Corporation board meetings plus an additional $500 if the meeting is attended. For committee meetings, the base meeting fee is $200 plus an additional $400 unless the meeting is the held on the same day as a board meeting, for which the additional fee is $300.